SECOND AMENDMENT

This Second Amendment ("**Amendment**") dated effective July 31, 2011, of the Agreement between Can-Fite Biopharma Ltd., an Israeli corporation, of 10 Bareket Street, Petach Tikva, Israel ("**Can-Fite**"), and Denali Concrete Management, Inc., a Nevada corporation , of 123 W. Nye Lane, Suite 129 Carson City, NV 89706 ("**Denali**"), dated June 5, 2011, as amended on June 30, 2011 (the "**Agreement**"). Can-Fite and Denali may be referred to herein individually as a "Party" or collectively as the "**Parties**".

WHEREAS, the Parties entered into the Agreement on June 5, 2011, and into the first amendment thereto effective June 30, 2011; and

WHEREAS, there remain certain conditions of Can Fite to Closing which have been delayed and which require the extension of the timeline for the Closing until the end of August 2011.

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows

1. Amendment of Section 7 of the Agreement. The date "July 31, 2011" in Section 7 of the Agreement is hereby replaced by the date "August 28, 2011".

2. Amendment of Section 11(b) of the Agreement. The date "July 31, 2011" in Section 11(b) of the Agreement is hereby replaced by the date "August 28, 2011".

3. Amendment of Section 13(e) of the Agreement. The date "July 31, 2011" in Section 13(e) of the Agreement is hereby replaced by the date "August 28, 2011".

4. Payment for Extension. On or before August 10, 2011, Can-Fite shall cause to be released to Denali $15,000 (the "Funds") as consideration for granting the extension provided in this Amendment, which will be provided by Can-fite as a non-interest bearing loan, to be repaid to Can-fite immediately following the Closing. The Funds shall be used by Denali to pay the direct legal, accounting, Edgarizing, XBRL, and other out-of-pocket expenses associated with preparing and filing the quarterly report on Form 10-Q for the quarter ended June 30, 2011, and for any other out-of-pocket expenses associated with this transaction incurred since July 31, 2011. In the event that by August 28, 2011 the Closing does not occur, the Funds will be regarded as a payment for such extension and the obligation of Denali to repay the Funds shall expire.

5. All undefined capitalized terms herein shall have ascribed to them the meaning set out in the Agreement.

6. Except for the changes and amendments set out herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment on the day and year herein below written.

Can-Fite Biopharma Ltd.
BY: Pnina Fishman
TITLE: CEO
DATE: August, 04, 2011

SIGNATURE: P. Fishman

Avigdor Kaplan

Denali Concrete Management, Inc.,
BY: MATHEW G. RULE
TITLE: PRESIDENT
DATE: Aug 4, 2011

SIGNATURE: Mathew G. Rule